Exhibit 99.1

FOR RELEASE ON	For more information, contact:
APRIL 25, 2013	Robert Jordheim
Chief Financial Officer
rjordheim@rtix.com

Jenny Highlander, APR
Corporate Communications
jhighlander@rtix.com

Phone (386) 418-8888

RTI BIOLOGICS ANNOUNCES 2013 FIRST QUARTER RESULTS

– Company Will Hold Conference Call at 8:30 a.m. ET –

ALACHUA, Fla. (April 25, 2013) – RTI Biologics Inc. (RTI) (Nasdaq: RTIX), a leading provider of orthopedic and other biologic implants, reported operating results for the first quarter of 2013 as follows:

Quarterly Highlights:

•	Achieved quarterly revenues of $40.4 million.

•	Achieved net income of $1.5 million, or $0.03 per fully diluted share.

•	Launched direct surgical specialties business with new line of biologic implants for hernia repair.

•	Received 510(k) clearance for porcine dermis implant.

•	Announced positive clinical results for BioCleanse®-processed BTB allografts.

Worldwide revenues of $40.4 million for the first quarter of 2013 decreased 8 percent compared to the first quarter of 2012. Domestic revenues of $36.1 million for the first quarter of 2013 decreased by 5 percent compared to the first quarter of 2012, primarily due to weakness of the sports medicine, bone graft substitutes and general orthopedic, and dental businesses and offset by strength in the spine business. In addition, domestic other revenue was positively impacted by the acceleration of deferred revenues resulting from our hernia distributor relinquishing exclusive distribution rights in the hernia market. International revenues of $4.3 million for the first quarter of 2013 decreased 27 percent as compared to the first quarter of 2012. On a constant currency basis, international revenues for the first quarter of 2013 also decreased 27 percent as compared to the first quarter of 2012.

For the first quarter of 2013, the company reported net income of $1.5 million and net income per fully diluted share of $0.03, based on 56.3 million fully diluted shares outstanding, compared to net income of $2.0 million or $0.04 per fully diluted share for the first quarter of 2012, based on 55.9 million fully diluted shares outstanding. First quarter 2013 net income per fully diluted share was favorably impacted by approximately $0.01 due to recognition of the full 2012 research and experimentation tax credit in the quarter.

“Our first quarter results were in line with our expectations,” said Brian K. Hutchison, president and chief executive officer of RTI. “In a very challenging environment, our distribution team has worked hard to respond to customer reaction to the FDA warning letter that was received in October 2012. International revenues continued to be negatively impacted by inaccuracies in European media coverage about the company and the tissue industry. We will continue to diligently work through these issues until we bring them to resolution.”

Fiscal 2013 and Second Quarter Outlook

Based on results from the first quarter, the company is raising the low end of its full year revenue guidance for 2013 from $178 million to $179 million. The company now expects full year revenues for 2013 to be between $179 million and $182 million. Full year net income per fully diluted share is expected to be in the range of $0.17 to $0.19, based on 56.7 million fully diluted shares outstanding. In 2013, the company will continue to make investments in distribution, marketing and development activities to support the launch of its direct surgical specialties business and expand its presence in general orthopedics.

For the second quarter of 2013, the company expects revenues to be between $42 million and $43 million, and net income per fully diluted share to be approximately $0.03.

“As mentioned in our 2012 fourth quarter and year-end earnings release, we expect weakness in the first half of the year due to customer reaction to the FDA warning letter and inaccuracies in media coverage,” said Hutchison. “However, we anticipate that following closure of the warning letter and the introduction of new implants, the second half of the year will be strong.”

Conference Call

RTI will host a conference call and simultaneous audio webcast to discuss the first quarter results at 8:30 a.m. ET today. The conference call can be accessed by dialing (877) 383-7419. The webcast can be accessed through the investor section of RTI’s website at www.rtix.com. A replay of the conference call will be available on the RTI website following the call.

About RTI Biologics Inc.

RTI Biologics Inc. is a leading provider of sterile biologic implants for surgeries around the world with a commitment to advancing science, safety and innovation. RTI prepares human donated tissue and animal tissue for transplantation through extensive testing and screening and using proprietary processes. These allograft and xenograft implants are used in orthopedic, dental and other specialty surgeries.

RTI’s innovations continuously raise the bar of science and safety for biologics – from being the first company to offer precision-tooled bone implants and assembled technology to maximize each gift of donation, to inventing validated sterilization processes that include viral inactivation steps. The BioCleanse® Tissue Sterilization Process, the Tutoplast® Tissue Sterilization Process and the Cancelle™ SP Demineralization Process have a combined record of more than four million implants distributed with zero incidence of implant-associated infection. These processes have been validated by tissue type to inactivate or remove viruses, bacteria, fungi and spores from the tissue while maintaining biocompatibility and functionality.

RTI’s worldwide corporate headquarters are located in Alachua, Fla., with international locations in Germany and France. The company is accredited by the American Association of Tissue Banks in the United States and is a member of AdvaMed.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, except for historical information, any statements made in this communication about anticipated financial results, growth rates, new product introductions, future operational improvements and results or regulatory actions or approvals or changes to agreements with distributors also are forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in public filings with the U.S. Securities and Exchange Commission (SEC). Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s website at www.rtix.com or the SEC’s website at www.sec.gov.

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Revenues:
Tissue distribution	$37,088	$42,121
Other revenues	3,334	1,622

Total revenues	40,422	43,743
Costs of processing and distribution	21,226	23,637

Gross profit	19,196	20,106

Expenses:
Marketing, general and administrative	15,023	14,374
Research and development	3,111	2,827
Asset abandonments	—	16

Total operating expenses	18,134	17,217

Operating income	1,062	2,889

Total other income (expense) - net	—	55

Income before income tax benefit (provision)	1,062	2,944
Income tax benefit (provision)	400	(942)

Net income	$1,462	$2,002

Net income per common share - basic	$0.03	$0.04

Net income per common share - diluted	$0.03	$0.04

Weighted average shares outstanding - basic	56,022,389	55,712,485

Weighted average shares outstanding - diluted	56,290,110	55,923,946

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Revenues

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2013	2012

Revenues from tissue distribution:
Sports medicine	$10,511	$13,425
Spine	10,099	8,560
Surgical specialties	6,954	7,797
Bone graft substitutes and general orthopedic	5,351	7,015
Dental	4,173	5,324
Other revenues	3,334	1,622

Total revenues	$40,422	$43,743

Domestic revenues	36,114	37,873
International revenues	4,308	5,870

Total revenues	$40,422	$43,743

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2013	December 31, 2012
Assets
Cash and cash equivalents	$38,802	$49,696
Accounts receivable - net	21,498	21,694
Inventories - net	78,344	76,509
Prepaid and other current assets	19,595	18,673

Total current assets	158,239	166,572

Property, plant and equipment - net	50,618	49,644
Other assets - net	25,368	25,193

Total assets	$234,225	$241,409

Liabilities and Stockholders’ Equity
Accounts payable	$10,734	$11,949
Accrued expenses and other current liabilities	17,704	25,397
Current portion of long-term obligations	38	116

Total current liabilities	28,476	37,462

Deferred revenue	19,058	18,780
Long-term liabilities	1,311	1,175

Total liabilities	48,845	57,417
Stockholders’ equity:
Common stock and additional paid-in capital	415,041	414,504
Accumulated other comprehensive loss	(2,387)	(1,776)
Accumulated deficit	(227,274)	(228,736)

Total stockholders’ equity	185,380	183,992

Total liabilities and stockholders’ equity	$234,225	$241,409

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Cash flows from operating activities:
Net income	$1,462	$2,002
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization expense	2,028	1,909
Stock-based compensation	485	525
Amortization of deferred revenue	(2,915)	(1,164)
Other items to reconcile to net cash (used in) provided by operating activities	(9,123)	1,093

Net cash (used in) provided by operating activities	(8,063)	4,365

Cash flows from investing activities:
Purchases of property, plant and equipment	(2,708)	(2,803)
Acquired intangible asset costs	(98)	(65)

Net cash used in investing activities	(2,806)	(2,868)

Cash flows from financing activities:
Proceeds from exercise of common stock options	85	100
Payments on long-term obligations	(82)	(199)
Other financing activities	(23)	(20)

Net cash used in financing activities	(20)	(119)

Effect of exchange rate changes on cash and cash equivalents	(5)	32

Net (decrease) increase in cash and cash equivalents	(10,894)	1,410
Cash and cash equivalents, beginning of period	49,696	46,178

Cash and cash equivalents, end of period	$38,802	$47,588